Exhibit 10.8.1

6 JULY 2011

CONTRACT OF EMPLOYMENT

BETWEEN

MASTERCARD UK MANAGEMENT SERVICES LIMITED

AND

ANN CAIRNS

CONTENTS

1.    Commencement of Employment                            2

2.    Description of Duties and Role Title                        2

3.    Place of Work                                    2

4.    Employee Handbook                                2

5.    Travel and Working Abroad                            3

6.    Extended Periods of Work Abroad                            3

7.    Remuneration and Benefits                            3

8.    Hours of Work                                    3

9.    Working Time                                    3

10.    Holidays                                    3

11.    Sickness                                        4

12.    Code of Conduct                                    4

13.    Suspension                                    4

14.    Termination                                    4

15.    Disciplinary and Grievance Procedures                        5

16.    Confidential Information                                5

17.    Agreement to make Deduction/Withhold Payment                    6

18.    Employee Information - Data Protection                        6

19.    Collective Agreements                                6

20.    Equal Opportunities Policy                            6

21.    Health and Safety at Work                                6

22.    Security                                        6

23.    Variation                                    7

24.    Miscellaneous                                    7

25.    Third Party Rights                                7

26.    Governing Law                                    7

SCHEDULES

1.    Total Compensation: remuneration and benefits                    8

This contract of employment ("Contract") is between MasterCard UK Management Services Limited., (the “Company”) whose registered office in London is at 10 Upper Bank Street, Canary Wharf, London, E14 5NP and Ann Cairns.

1.     COMMENCEMENT OF EMPLOYMENT

Your employment with the Company will commence 22 August 2011 and that is the effective date of this contract.

No previous employment counts as part of your continuous period of employment.

2.    DESCRIPTION OF DUTIES AND ROLE TITLE

Your role title is President, International Markets. You will report to the Chief Executive Officer, MasterCard International Incorporated. It is the Company's intention that any oral instructions or written description of your role duties and responsibilities should serve as a guide to the major areas for which you will be accountable.

The Company may at any time, on giving you reasonable notice, require you to undertake any additional or different duties which fall within your capabilities.

If required by the Company you will undergo appropriate provided training to enable you to fulfil your duties (including any additional or different ones).

You must devote your full time, attention and abilities to your duties during working hours, and act in the best interests of the Company at all times. You must not, without the Company's prior written consent, be in any way directly or indirectly engaged or concerned in any other business where this is or is likely to be in conflict with the Company's interests or where this may adversely affect the efficient discharge of your duties. However, this does not preclude you holding, for investment purposes only, up to 5% of any shares or other class of securities in any public company which is quoted on a recognised Stock Exchange.

3.    PLACE OF WORK

You will be employed at 10 Upper Bank Street, Canary Wharf, London, E14 5NP, but the Company may at any time, on giving you reasonable notice, require you to work at any other location of Company within the United Kingdom, according to business needs and/or move you from one department to another within the Company.

4.    EMPLOYEE HANDBOOK

A copy of the Company's Employee Handbook is enclosed and further copies are available from Human Resources. The contents of the whole Employee Handbook form part of your terms and conditions of employment with the exception of the policies at sections 1 - 2 (inclusive), 3.1 - 3.4 (inclusive), 3.6, 3.7.1 - 3.7.5 (inclusive), 3.7.7 - 3.7.9 (inclusive), 3.8 - 3.9, 4.4 - 4.5 (inclusive), 5 - 7 (inclusive), 8.1, 8.3 - 8.7 (inclusive), 9, 12, 14 - 15 (inclusive), 16.1 - 16.3 (inclusive), 16.6 - 16.10 (inclusive) and 17.

5.    TRAVEL AND WORKING ABROAD

Your role requires you to travel in the United Kingdom and to other countries globally. This may involve travelling outside normal business hours and at weekends or public holidays should the need arise. Reasonable expenses will be reimbursed for such travel as stated in section 9 of the Employee Handbook.

6.    EXTENDED PERIODS OF WORK ABROAD

If you are required at any time to work outside the United Kingdom for more than one month, you will be provided with the following written particulars:

a)    the period for which you are to work outside your home country;

b)    the currency in which remuneration is to be paid while you are working abroad;

c)    any additional remuneration payable to you and any benefits to be provided to you in respect of your being required to work outside the United Kingdom;

d)    any terms and conditions relating to your return to the United Kingdom.

7.    REMUNERATION AND BENEFITS

The remuneration and benefits to which you are entitled are detailed in the attached Schedule I - Total Compensation: Remuneration and Benefits.

8.    HOURS OF WORK

Normal office hours are 35 hours per week, Monday to Friday. Due to the particular needs of our business and your role, you may be expected to work such additional time as your manager and your role may require. This may include working in the evenings outside normal office hours, at weekends or on public holidays. No additional pay will be permitted for any additional hours worked.

9.    WORKING TIME

The Working Time Regulations 1998 provide that the average working time including overtime must not exceed 48 hours for each 7 days. The Company may at its discretion require you to sign an opt-out agreement such that the Working Time Regulations will not apply to you. Further information is contained in the Employee Handbook at section 16.4 regarding the Working Time Regulations.

10.    HOLIDAYS

The Company's holiday year runs from 1 April to 31 March. You are entitled to a core of 25 days holiday with pay in each year (exclusive of bank and other public holidays). Holidays can only be taken at times agreed in advance with your manager. Further information is contained in the Employee Handbook at section 3.7.6 regarding additional holidays and your entitlement on termination of employment.

Any entitlement to holiday remaining at the end of any holiday year may not be carried over to the following year unless there are exceptional circumstances. Further information is contained in the Employee Handbook.

11.    SICKNESS

The payment and other terms that apply if you are absent from work through sickness or injury are set out in the Employee Handbook at Section 3.7.1.

The Company must be satisfied that any sickness is genuine, otherwise payments may be withheld. The Company reserves the right at any time during your employment (whether or not you are absent from work on account of sickness) to require you to undergo an examination by a medical practitioner nominated by the Company at its expense (such examinations may include testing for alcohol and drug usage). Alternatively, the Company may require you to supply a medical report from your own doctor. You are required to give such consents as may be necessary for any such report to be disclosed to the Company.

If for an aggregate period of not less than 6 months in the period of 12 months ending with the date of notice, you have been incapacitated by reason of ill health or injury from performing your duties, the Company may terminate your employment by written notice.

12. CODE OF CONDUCT

A copy of the Company's Code of Conduct is enclosed and is also available on People Place. You are required to comply with the Code.

13    SUSPENSION

The Company may suspend all or any of your duties for such periods and on such terms as it considers expedient including a term that you must stay away from all or any of the Company's premises and/or will not be provided with any work and/or will have no business contact with all or any of the Company's agents, employees, customers, clients, distributors and suppliers. During any period of suspension your employment contract will continue and you will continue to be bound by your obligations under this agreement.

The right to suspend does not limit the Company's right to suspend any of your duties during any period after notice of termination of your employment has been given by the Company or you in accordance with clause 14. In particular the Company may exercise this right where you leave the Company's employment in circumstances where it is reasonable for the Company to believe that you are or are about to become concerned in a Restricted Business (within the meaning of clause 4 of your Deed of Employment) which is, or is likely to be, competitive with any part of the business of the Company with which you were engaged or concerned in the twelve months before suspension started. In addition or alternatively the Company may during the whole or any part of such period of notice require you to perform duties (including any modified duties arising from an exercise of the Company's rights under this clause) other than your normal duties.

Throughout any such period of suspension your salary and other benefits to which you are entitled under this agreement shall continue to be paid or provided by the Company unless it is a sanction imposed at a disciplinary hearing (the sanction may be suspension, without pay or on a reduced pay as the Company may decide).

14.    TERMINATION

Either party may terminate this Contract by giving notice to the other party. The Company may at its sole discretion make a payment to you of your Base Salary and the value of any other contractual benefits in lieu of the above notice entitlement at the times it would have been paid to you if the Company had given notice to terminate your employment in accordance with this clause, or if notice has previously been given under this clause, as if your employment terminated on the expiry of the remainder of the period of notice.

If you are paid salary in lieu of notice you will not be entitled to any additional payment in respect of holiday which you would otherwise have accrued during the notice period or the remainder of the notice period.

The above is subject to the Company's right to terminate your employment at any time without notice in the event that you are found guilty of gross misconduct. Examples of gross misconduct include but are not limited to:

▪	theft

▪	damage to Company property

▪	fraud

▪	if you are convicted of any other arrestable offence (other than a road traffic offence for which a non-custodial penalty is imposed)

▪	incapacity for work due to being under the influence of alcohol or illegal drugs

▪	the loading onto the Company hardware of unlicensed or illegal software

▪	deliberate breach of the Company's policy on the use of computer systems and software

▪	physical assault

▪	gross insubordination

▪	unauthorised use or disclosure of confidential information

▪	repeated material breach by you of your obligations to the Company

▪	if you become bankrupt or make any arrangement or composition with your creditors

▪	become of unsound mind or a patient under the Mental Health Act 1983.

Your employment will end automatically on your 65th birthday (the Company's normal retirement age).

On termination of your employment, you must immediately return to the Company in accordance with any instructions which may be given to you, all items of property belonging to the Company in your possession or under your control (including technical information and data, software, manuals, correspondence, notes, reports, papers and other documents (together with any summaries, extracts or copies thereof), demonstration equipment, customer lists, sales records, company cards, keys, credit cards and passes). If required by the Company, you must confirm in writing that you have complied with this obligation.

Each of the restrictions in this clause are enforceable independently of each of the others and its validity is not affected if any of the others is invalid. If any of those restrictions is void but would be valid if some part of the restriction, the restriction in question applies with such modification as may be necessary to make it valid.

Termination on grounds of ill health or injury is covered in clause 11 above.

15.    DISCIPLINARY AND GRIEVANCE PROCEDURES

The disciplinary rules applicable to your employment and the Company's grievance procedures are contained in the Employee Handbook at section 14. These rules and procedure do not form part of your contract of employment. Any disciplinary action will be taken in the first instance by your immediate manager. If you have a grievance this should in the first instance be referred to your immediate manager.

16.    CONFIDENTIAL INFORMATION

Except in the proper performance of your duties, you will not, either during your employment or at any time afterwards, use or communicate to any person, and during your employment you will use your best endeavours to prevent the disclosure of, any information of a confidential nature concerning the business of the Company or MasterCard International Inc., or any subsidiary or its affiliates of it or of any customer, supplier or other person having dealings with the Company and which comes to your knowledge during the course of your employment.

17. AGREEMENT TO MAKE DEDUCTION/WITHHOLD PAYMENT

At any time during your employment, or on its termination (however arising), the Company shall be entitled to deduct from your salary or any other payments due to you in respect of your employment any monies due from you to the Company. If at any time you are requested to return to the Company property belonging to it and you fail to do so the Company shall, without prejudice to any other remedy, be entitled to withhold any monies due to you from the Company.

18. EMPLOYEE INFORMATION - DATA PROTECTION

You authorise the Company and any company in the MasterCard International Group of Company's (which includes the Company and any holding companies for the time being and any subsidiaries (as defined in section 736 of the Companies Act 1985 as amended) for the time being of the Company or any holding companies of the Company) to process your employee information (for example, name, bank details, terms and conditions of employment) in accordance with the Data Protection Act 1998 for general human resource management purposes (the “agreed purposes”).

Processing includes obtaining, holding, editing, destroying and disclosing your employee information to any company in the Company, Group and/or any third parties (for example, insurers, pension scheme trustees, banks and other employers following a business transfer or merger) for the agreed purposes. You also agree to the transfer of your employee information to any company with the Company Group and/or any third parties (for example, insurers, pension scheme trustees, banks and other employers following a business transfer or merger) located inside and outside the European Economic Area and in the USA.

19.    COLLECTIVE AGREEMENTS

There are no collective agreements applicable to you or which affect your terms of employment.

20. DIVERSITY AND EQUAL OPPORTUNITIES POLICY

The Company operates an equal opportunities policy in all aspects of recruitment and employment regardless of age, sex, sexual orientation, marital status, religion or belief, race, colour, ethnic origin or disability etc. You are required to comply with this policy. The policy is set out in the Employee Handbook at section 5.

21. HEALTH, SAFETY AND WELL-BEING

Employers are obliged by law to prepare and bring to the notice of all their employees a written statement of general policy with respect to the health and safety at work of their employees and the organisation and arrangements for carrying out such policy. A copy of the Company's current Health and Safety Policy and rules are contained in the Employee's Handbook at section 8. You are required to comply strictly with all regulations in respect of health and safety and you must co-operate with anyone designated by the Company to carry out activities aimed at securing the objectives of the health and safety legislation.

22. SECURITY

As part of its general security procedures, the Company reserves the right to carry out searches of your workplace at any time. It also reserves the right to search you and your personal belongings, including the contents of lockers, bags, briefcases and vehicles. Refusal to co-operate with the Company's reasonable request to search in the furtherance of general security will be a serious disciplinary offence which could lead to summary dismissal.

Searches will only be carried out by authorised personnel.

In the event of company equipment, assets or monetary loss, you may be required to participate in the Company's investigations and co-operate where necessary with auditors and other third parties at the direction of the Company.

23.    VARIATION

The particulars of your employment contained in this contract and the Employee Handbook, apply as at the date of this contract. However, the Company reserves the right to make such reasonable changes as are required for business or organisational purposes. The Company will, not later than one month after any change in particulars, provide you with a written statement containing details of the change.

24.    MISCELLANEOUS

This contract, Deed of Employment, your offer letter and any documents referred to herein contain the entire understanding between the parties and supersede all previous agreements and arrangements (if any) relating to your employment by the Company (which shall be deemed to be terminated by mutual consent and cease to have effect from the date of this contract).

25. THIRD PARTY RIGHTS

A person who is not a party to this agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

26. GOVERNING LAW

This agreement shall be governed by and interpreted in accordance with English law and the parties agree to submit to the jurisdiction of the English courts.

Your signature below will confirm your agreement to the terms set out above and in the attached schedules.

/s/ Sue Bonning July 6, 2011
Sue Bonning                            Date
Signed for the Company

/s/ Ann Cairns July 7, 2011
Ann Cairns
Signed by the employee                        Date

Schedule I to Contract of Employment

Total Compensation: Remuneration and Benefits

1.	ANNUAL REMUNERATION

1.1
Your salary will be £336,000 per annum (“Salary") payable two weeks in arrears and two weeks in advance in equal monthly instalments normally on the 15th day of each calendar month by credit transfer into your bank account.

1.2	Payment in respect of a period less than a month will be apportioned in proportion to the number of days worked as a proportion of the total number of working days that month.

1.3
You are entitled to participate in the Company's Flexible Benefits Plan as may be amended from time to time. The Company reserves the right to amend or vary the flexible benefits available and/or the terms of the Flexible Benefits Plan.

1.4	Your salary will be reviewed by the Company annually, typically in February during the common review cycle. Further information is contained in the Employee Handbook at section 3.5.

2.    ANNUAL INCENTIVE PLANS

2.1
Subject to the terms of the plan in force from time to time, you will be eligible to participate in the MasterCard Annual Incentive Compensation Plan (“AICP”). Payouts for this bonus are based on a combination of corporate, business unit and individual performance. This position currently has a targeted payout of 115% of salary (with an award cap of 250% of incentive target).

Your bonus for 2011 will be pro-rated for the 2011 calendar, based on when you join the Company. Bonus amounts are based upon the CEO and Board of Directors assessment of attainment of established performance goals and are not guaranteed.

You have no right to an incentive award if you are no longer employed by the Company or you or the Company have given notice of termination on the incentive award payment date.

3.    CORE BENEFITS

The Company will provide you with a core package of benefits as set out in sub-paragraphs 3.1 to 3.6 below. The rules governing the provision of life assurance, long term disability insurance, healthcare insurance, personal accident insurance and pension arrangements are subject to insurance company terms and, where applicable, Inland Revenue requirements. The Company reserves the right to amend or vary any benefits and/or the terms upon which they are provided and will provide you with advance notice of any proposed changes to benefits. Further terms are contained in the Employee Handbook at section 3.7. Full details of the current terms which apply to all the respective benefits plans may be obtained from Human Resources, London.

3.1    Life Assurance

You will be included as a member of the Company Life Assurance Plan and provided with life assurance cover in accordance with the terms of that plan of four times your Annual Remuneration). Any payment of this benefit will at all times comply with Inland Revenue rules.

3.2    Long Term Disability Insurance

You will be insured under the terms of the Company Long Term Insurance Disability Plan to provide continuing income in the event of your disability, normally amounting to 75% of your Base Salary, less state single Disability Benefit.

3.3	Healthcare Benefits

Subject to the provisions of the Healthcare plan, you will be entitled to participate in the Company Healthcare Plan and provided with medical expenses insurance in accordance with the terms of that plan.

3.4    Personal Accident Insurance

You will be covered under the Company Personal Accident Insurance Plan providing cover of up to four times your Base Salary, for accidental death and injury in accordance with the terms of that Plan.

3.5    Short Term Sick Pay and Leave

For the first six months of sickness absence, subject to the Group sickness procedures outlined in the Employee Handbook, the Company will pay you an amount (which is deemed inclusive of Statutory Sick Pay), plus your associated Flexible Award. Further information is contained in the Employee Handbook at section 3.7.1.

3.6    Season Ticket Loans

After completion of three month's service, You will be eligible to apply for a season ticket loan, repayable in monthly instalments from your Base Salary.

4.	FLEXIBLE BENEFITS

In accordance with the terms of the Company's Flexible Benefit Plan as may be amended from time to time, you may buy additional benefits available to you under that Plan.

You will be given the opportunity to indicate your preferences for flexible benefits before these are formally determined and allocated by the Company. Your flexible benefits allocation will be confirmed to you after allocation issue of a revised Total Compensation: Remuneration and Benefits schedule, such revised schedule will form part of your contract of employment and will be reviewed by the Company at the end of each Flexible Benefits Plan year. Further information is contained in the Employee Handbook at section 3.8.

5.    PENSION

The Company offers the opportunity to participate in the MasterCard UK Pension Plan, the terms of which are summarised in the Employee Handbook at section 3.7.5. Its full terms and conditions are contained in the Scheme's Trust Deeds and Rules, copies of which are available on request from Human Resources. The Company reserves the right to discontinue the Scheme or, with the agreement of the Scheme's Trustees, modify it at anytime.

A Contracting Out Certificate (within the meaning of the Pensions Schemes Act 1993) in relation to your employment and the pension scheme is not in force.

6.	NOTICE PERIOD

You will be required to give 6 months written notice of termination of employment and will receive from the Company either 6 months written notice of termination of employment or the statutory period, whichever is the greater.